VirnetX Inc.

5615 Scotts Valley Drive, Suite 110

 Scotts Valley, CA 95066

Phone: 831.438.8200

Fax: 831.438.3078

January 18, 2007

PASW, Inc.

9453 Alcosta Boulevard

San Ramon, California, 94583

Attention:  Mr. William E. Sliney, President and Chief Financial Officer

Dear Mr.  Sliney:

We are pleased to submit this non-binding Term Sheet with respect to the transactions described below wherein PASW, Inc., a company whose stock is quoted on the Nasdaq Bulletin Board (“PASW”), and VirnetX Inc. (“VirnetX”) will contemplate entering into a business combination.

Item	Description
Structure:

PASW, Inc. (“PASW”), a publicly traded company that has been engaged in software development and is listed on the NASD OTC Bulletin Board, will enter into a reverse merger with VirnetX pursuant to which PASW will acquire all of the common stock of VirnetX (the “Merger”) on or before a date mutually agreed to by VirnetX, PASW and the Investor Group (defined hereafter) (the “Closing Date”). Following the Closing Date, PASW will change its name to such other alternate name as shall be approved by VirnetX.

On the Closing Date, PASW will be fully current in all of its required regulatory filings with the United States Securities and Exchange Commission (“SEC”) and will on the Closing Date have those assets set forth in its SEC filings, and will have aggregate liabilities not to exceed $150,000. Additionally, prior to or contemporaneous with the Closing Date, PASW will complete a private sale of its common stock to certain accredited investors (the “Placement”) as provided below. The above-described transactions will hereinafter be referred to as the “Transaction” or “Transactions.”

VirnetX Inc., 5615 Scotts Valley Drive, Suite 110, Scotts Valley, CA 95066

Phone: 831.438.8200 Fax: 831.438.3078

Bridge Investment:

VirnetX, Inc. shall obtain a convertible bridge loan of up to $500,000 (the “Bridge Investment”) from its existing Series A shareholders and some other new investors (the “Bridge Investors”) in the interim to continue its operations, upon terms and conditions to be negotiated and determined by the parties and memorialized in a definitive convertible loan agreement.  The Bridge Investors will be required to convert the total principal amount of the Bridge Investment into equity securities issued and sold by VirnetX in the next equity financing in a single transaction or a series of related transactions yielding gross proceeds to VirnetX of at least $4,000,000 in the aggregate (excluding the conversion of Bridge Investment), on the same terms as the other investors in such equity financing.  In the event that VirnetX does not raise equity financing in an amount of at least $4,000,000 prior to the closing of the Merger, then the Bridge Investors will be required to convert the entire principal amount of the Bridge Investment in the Placement, on the same terms as the other investors in the Placement.

Investor Group Loans:

Immediately after the execution of this Term Sheet, an investment group (the “Investor Group”) will provide convertible loans in the aggregate amount of $4 million to VirnetX on such terms as are mutually agreed to by VirnetX and the Investor Group and memorialized in one or more definitive loan agreements between VirnetX and the Investor Group (the “Investor Group Loans”).

It is anticipated that upon the consummation of the Merger, the Investor Group will be required to convert the entire principal amount of the Investor Group Loans into the Placement, on the same terms as the other investors in the Placement.

Private Placement:

Simultaneously with or immediately after the closing of the Merger, PASW shall close private placement financing raising gross proceeds in a minimum amount of $4.5 million, consisting solely of common stock of PASW (the “Placement”).  The Placement will be entirely funded by the conversion of the Investor Group Loans and the Bridge Investment.  The Placement and Merger shall be structured so that on close of the Merger share ownership of PASW shall be substantially as follows:

PASW Investors

5.04%       $   1,300,000

Bridge Investment

1.94%       $      500,000

Private Placement

15.50%     $   4,000,000

VirnetX Investors

77.52%     $ 20,000,000

All ownership percentages shall be determined on a fully-diluted basis giving effect to all options, warrants and convertible securities (collectively, “Derivative Securities”) of PASW outstanding immediately after the closing of the Merger and the Placement, but excluding Derivative Securities reserved for issuance at a later date including, without limitation, securities reserved under any option or restricted stock award plan adopted by PASW.

Consideration:

Upon the consummation of the Merger, all Derivative Securities outstanding in VirnetX (except for the Investor Group Loans and the Bridge Investment, each of which will be converted into the Placement), including, but not limited to, all debentures and the like but not outstanding warrants and options, shall be converted into common stock of PASW.  Options and warrants of VirnetX shall be exchanged for warrants and options of PASW on close of the Merger.

Recapitalization and Reincorporation:

Upon the closing of the Merger, the capitalization of PASW shall be subject to the reasonable satisfaction of VirnetX and the capitalization of VirnetX shall be subject to the reasonable satisfaction of PASW.

Immediately prior to the closing of the Merger, PASW will not have any Derivative Securities outstanding nor will there exist any other rights for the purchase of securities of PASW, except with respect to the Merger and the Placement.

In order to provide for a share value for PASW’s common stock that is acceptable to PASW, VirnetX and the investors in the Placement, and to assure that there are a sufficient number of shares authorized for issuance in connection with the Placement and the Merger, PASW will be recapitalized as mutually agreed by the parties.

Such recapitalization shall be carried out so that immediately after the closing of the Merger and the Placement, PASW shall have approximately 34 million shares of common stock issued and outstanding.  Additionally, PASW shall have authorized (1) 125 million shares of common stock and (2) 10 million shares of blank check preferred stock.

In addition, PASW will be reincorporated in the State of Delaware, prior to the Merger.

Anti-Takeover Provisions:	At the time of a recapitalization and/or reorganization of PASW, PASW shall institute such anti-takeover provisions as shall reasonably be requested by VirnetX.

Financial Statements of VirnetX

On or prior to the Closing Date, VirnetX shall have provided audited and/or unaudited financial statements as may be required under applicable SEC regulations for inclusion of such statements in PASW’s SEC and other regulatory filings.

Merger Signing Date:

The parties contemplate that the definitive agreement (the “Merger Agreement”) will be signed on or before the last day of the Exclusivity Period (hereinafter defined). The Merger Agreement shall contain such terms and provisions as shall be mutually agreed upon between VirnetX and PASW consistent with the provisions in this Term Sheet.

Board of Directors:

The Board of Directors of PASW, post-Merger, shall consist of at least five members, all of whom will be nominated by VirnetX, provided that a representative of the Investor Group shall have the right to meet with each nominee to the initial post-Merger Board of Directors of PASW and provide VirnetX with his suggestions, prior to selection by VirnetX of each such nominee.  Such Board of Directors shall include at least three independent directors.  Effective as of the Closing Date, all of the current officers of PASW will tender their resignations and all but one of PASW’s directors also will resign.  The remaining director will immediately appoint five new directors designated by VirnetX and will resign immediately thereafter.  PASW will prepare and file a Schedule 14f and mail it to all of its shareholders at least ten days prior to the Closing Date.

Registration of Shares:

Registration of Shares (Cont’d):

(1) All shares of common stock issued in the Placement; (2) all shares of common stock issued by PASW in exchange for shares of VirnetX, in connection with the Merger; and (3) all shares of common stock underlying options and warrants issued by PASW in exchange for options and warrants of VirnetX, in connection with the Merger (collectively referred to hereafter as the “Registrable Shares”), shall have the following registration rights:

All Registrable Shares shall have piggyback registration rights, subject to underwriter cutbacks and any cutbacks necessary due to comments from the Securities and Exchange Commission limiting the registration of such securities; provided, however, to the extent possible, (1) shares issued in connection with the Merger (the “Merger Shares”) will be subject to cutback first; (2) shares issued in connection with the conversion of the Bridge Investment (the “Bridge Shares”) will be cutback next; and (3) shares issued in connection with the conversion of the Investor Group Loans (collectively, the “Investor Group Shares”) will be cutback last.

All Registrable Shares shall have demand rights commencing six months after the closing of the Merger, so that the holders of the Investor Group Shares, the Bridge Shares and the Merger Shares shall each have one demand right, exercisable by holders of a majority-in-interest of each applicable group.  These demand registrations are also subject to cutbacks necessary due to comments from the SEC limiting the registration of such securities, provided that cutbacks required with respect to any registration statement shall be made in the same manner as provided with respect to piggyback registration rights above.

Lock-ups:

All current shareholders of VirnetX shall execute lockup agreements for a period that terminates 12 months after the closing of the Merger (the “Fixed Lockup Period”); provided, however, that in the event that all Investor Group Shares have not been registered within nine months after the closing of the Merger, the Fixed Lockup Period shall be extended for such period of time so that the Investor Group Shares shall be available for sale pursuant to a resale registration statement, Rule 144 (or Rule 144(k), if applicable) of the Securities Act of 1933 (the “Securities Act”), and/or any other applicable exemption under the Securities Act, for a period of three months prior to the expiration of the lockup.

Notwithstanding the foregoing, to the extent that at any time after the Fixed Lockup Period only a portion of the Investor Group Shares have become available for sale for at least three months, as described in the paragraph immediately preceding, the lockup applicable to the VirnetX shareholders shall be released with respect to a percentage of their Registrable Shares which is equal to the percentage of the total number of Investor Group Shares that can be sold, as described in the paragraph immediately preceding, until all Investor Group Shares are available for sale at least three months, at which time the lockups will be terminated in their entirety.

Notwithstanding anything to the contrary contained herein, all lockups will be terminated at the end of the Fixed Lockup Period if the Investor Group does not elect to include all Investor Group Shares in a registration statement in which piggyback registration rights are available and/or does not exercise the demand registration right prior to the end of the Fixed Lockup Period (unless such failure occurs for the first time after the end of the Fixed Lockup Period, in which case all lockups will terminate immediately after any such failure by the Investor Group to include all unregistered Investor Group Shares in a registration statement).

Conditions to Closing:

The Closing of the Merger shall be conditioned on the satisfaction of customary closing conditions including, but not limited to, the following: (i) consummation of all required definitive instruments and agreements, including, but not limited to, the Merger Agreement; (ii) obtaining all necessary board, shareholder and third party consents; and (iii) satisfactory completion by PASW and VirnetX of all necessary technical and legal due diligence.

The parties will use reasonable efforts to assure that the Merger shall be structured so as not to require the approval of the shareholders of PASW.

Pre-Closing Covenants:

PASW and VirnetX shall cooperate with each other and use their best efforts to complete and sign the Merger Agreement as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder.  In the event that shareholder approval is required, Glenn Russell shall agree to vote all of his shares of PASW constituting approximately 60% of the voting power of PASW in favor the Merger and the transactions herein contemplated.  Kendall Larson, MDB Capital Group LLC and its controlling persons shall agree to vote all of their respective shares of VirnetX Inc., constituting approximately 54% of the voting power of VirnetX Inc., in favor the Merger and the transactions herein contemplated.

Exclusivity:

PASW and VirnetX have, in connection with discussions and negotiations in connection with the Transaction, incurred certain legal and other costs and expenses. From and after the date of execution of this Term Sheet and during a period ending February 28, 2007 (the “Exclusivity Period”), each of VirnetX and PASW hereby respectively agrees that it will not enter into any agreement or consummate any transaction with any third party, in whatever form (including, without limitation, joint venture, sale, license, distribution agreement, etc.) or enter into any other transaction that would preclude the consummation of the Merger Agreement consistent with the terms set forth in this Term Sheet. During the Exclusivity Period, both PASW and VirnetX will incur additional legal and other costs and expenses in connection with the negotiation of the Transaction and certain due diligence activities relating thereto. Only in the event that either VirnetX or PASW breaches the aforementioned exclusivity covenant, VirnetX or PASW will reimburse the non breaching party for its documented costs and expenses incurred prior to and after the date of this Term Sheet in connection with the Transaction up to an amount not to exceed $50,000.

Press Release:

Following execution of this Term Sheet PASW may issue a press release announcing this proposed transaction, provided that any such release shall first be presented for review by VirnetX and its counsel.

Governing Law:

The Merger Agreement shall be governed and construed in accordance with the laws of the State of California (or Delaware, in the event that PASW is reincorporated in Delaware), without giving effect to principles of conflicts or choice of laws thereof.

Counterparts:

This Term Sheet may be executed in two or more counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same instrument. For purposes of this Term Sheet a faxed copy of an original signature shall be deemed an original signature.

This Term Sheet sets forth the principal terms of the Transactions and is non-binding on the part of the parties hereto, except for the covenant of VirnetX and PASW set forth above in the paragraph titled “Exclusivity” which shall be binding on the parties.

We look forward to working with you to complete the Transactions successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this Term Sheet by executing a copy of this Term Sheet in the space set forth below.

Remainder of Page Intentionally Left Blank

THIS TERM SHEET SUMMARIZES THE PRINCIPAL TERMS OF THE PROPOSED FINANCING OF PASW AND OF THE MERGER. EXCEPT WITH RESPECT TO THE PARAGRAPH TITLED “EXCLUSIVITY,” THIS TERM SHEET IS FOR DISCUSSION PURPOSES ONLY; THERE IS NO OBLIGATION ON THE PART OF ANY NEGOTIATING PARTY UNTIL DEFINITIVE AGREEMENTS ARE SIGNED BY ALL PARTIES.  THE TRANSACTIONS CONTEMPLATED BY THIS TERM SHEET ARE SUBJECT TO THE SATISFACTORY COMPLETION OF DUE DILIGENCE AND OTHER CONDITIONS.  THIS TERM SHEET DOES NOT CONSTITUTE EITHER AN OFFER TO SELL OR AN OFFER TO

PURCHASE SECURITIES.

Very truly yours,

VirnetX Inc.

By  /s/ Kendall Larsen

Kendall Larsen, President & CEO

AGREED TO AND ACCEPTED:

This 18th day of January 2007

PASW, Inc.

By  /s/ William E. Sliney

William E. Sliney, President and

Chief Financial Officer

AGREED TO AND ACCEPTED:

This 18th day of January 2007